Exhibit 99.1
SAFEWAY INC. AND SUBSIDIARIES

Item 6.	Selected Financial Data
As previously reported, Safeway completed the sale of the net assets of Canada Safeway Limited ("CSL" now known as CSL IT Services ULC) to Sobeys Inc. on November 3, 2013. Additionally, in the fourth quarter of 2013, the Company exited the Chicago market where it operated 72 Dominick's stores. On April 14, 2014, Safeway completed the distribution of the remaining 37.8 million shares of Blackhawk stock that it owned to its stockholders, as previously announced.  CSL, Dominick's and Blackhawk are included in discontinued operations in the income statement information presented in the following two tables. CSL and Dominick's are included in the balance sheet data in 2009 through 2012, and Blackhawk is included in the balance sheet data for all years presented.

(Dollars in millions, except per-share amounts)	52 Weeks 2013	52 Weeks 2012	52 Weeks 2011	52 Weeks 2010	53 Weeks 2009
Results of Operations
Sales and other revenue	$35,064.9	$35,161.5	$34,655.7	$33,011.3	$33,142.9
Gross profit	9,231.5	9,229.1	9,277.7	9,261.1	9,428.1
Operating & administrative expense	(8,680.0)	(8,593.7)	(8,628.8)	(8,508.4)	(8,473.9)
Goodwill impairment charge	—	—	—	—	(1,974.2)
Operating profit (loss)	551.5	635.4	648.9	752.7	(1,020.0)
Interest expense	(273.0)	(300.6)	(268.1)	(295.0)	(327.9)
Loss on foreign currency translation	(57.4)	—	—	—	—
Other income, net	30.5	27.4	17.2	17.0	10.1
Income (loss) from continuing operations before income taxes	251.6	362.2	398.0	474.7	(1,337.8)
Income taxes	(34.5)	(113.0)	(68.5)	(162.7)	(89.5)
Income (loss) from continuing operations, net of tax	217.1	249.2	329.5	312.0	(1,427.3)
Income from discontinued operations, net of tax	3,305.1	348.9	188.7	278.6	329.8
Net income (loss) before allocation to noncontrolling interests	3,522.2	598.1	518.2	590.6	(1,097.5)
Noncontrolling interests - discontinued operations	(14.7)	(1.6)	(1.5)	(0.8)	—
Net income (loss) attributable to Safeway Inc.	$3,507.5	$596.5	$516.7	$589.8	(1,097.5)

Basic earnings (loss) per common share:
Continuing operations	$0.90	$1.01	$0.95	$0.82	$(3.46)
Discontinued operations	$13.63	$1.40	$0.54	$0.74	$0.80
Total	$14.53	$2.41	$1.49	$1.56	$(2.66)

Diluted earnings (loss) per common share:
Continuing operations	$0.89	$1.00	$0.95	$0.82	$(3.46)
Discontinued operations	$13.49	$1.40	$0.54	$0.73	$0.80
Total	$14.38	$2.40	$1.49	$1.55	$(2.66)

Weighted average shares outstanding (in millions):
Basic	239.1	245.6	343.4	378.3	412.9
Diluted	241.5	245.9	343.8	379.6	412.9
Cash dividends declared per common share	$0.7750	$0.6700	$0.5550	$0.4600	$0.3828

Exhibit 99.1
SAFEWAY INC. AND SUBSIDIARIES

Item 6.	Selected Financial Data (continued)

(Dollars in millions, except per-share amounts)	52 Weeks 2013	52 Weeks 2012	52 Weeks 2011	52 Weeks 2010	53 Weeks 2009
Financial Statistics
Identical-store sales increases (decreases)(1)	0.2%	1.6%	4.9%	—%	(5.7)%
Identical-store sales increases (decreases) without fuel(1)	1.7%	0.8%	1.1%	(1.7)%	(3.0)%
Gross profit margin	26.33%	26.25%	26.77%	28.05%	28.45%
Operating & administrative expense as a percentage of sales(2)	24.75%	24.44%	24.90%	25.77%	25.57%
Operating profit (loss) as a percentage of sales(3)	1.57%	1.81%	1.87%	2.28%	(3.08)%
Cash paid for property additions	$738.2	$800.1	$959.2	$674.0	$705.9
Depreciation expense	$922.2	$952.8	$958.5	$973.8	$991.0
Total assets(3,6)	$17,219.5	$14,657.0	$15,073.6	$15,148.1	$14,963.6
Total debt (6)	$4,193.0	$5,573.7	$5,410.2	$4,836.3	$4,901.7
Total equity(3,4,6)	$5,875.1	$2,909.2	$3,691.1	$4,999.7	$4,948.4
Other Statistics
Stores opened during the year	7	8	22	12	6
Stores closed during the year(5)	18	39	37	42	20
Total stores at year end	1,335	1,346	1,377	1,392	1,422

Total retail square footage at year end (in millions)	63.4	63.8	65.1	65.1	66.0

(1)
Defined as stores operating the same period in both the current year and the prior year, comparing sales on a daily basis. Stores that are open during remodeling are included in identical-store sales (ID Sales). Internet sales are included in ID Sales if the store fulfilling the orders is included in the ID Sales calculation.

(2)	Management believes this ratio is relevant because it assists investors in evaluating Safeway’s ability to control costs.

(3)	2009 includes a pretax goodwill impairment charge of $1,974.2 million, ($1,818.2 million, after-tax).

(4)
Total equity in 2009 through 2012 has been decreased $24.2 million due to a correction in the accounting for the accrual of multiemployer health and welfare benefits. See Note A, under the caption "Correction to Previously Reported Financial Statements."

(5)	In 2012, the Company disposed of 25 of its Genuardi's stores. See Note B.

(6)	Includes CSL and Dominick's in 2009 through 2012. Includes Blackhawk for all years presented.

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